Exhibit 15.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm

10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No : M90367663E
Tel: (65) 6227 5428
10 Anson Road #20-16 International Plaza Singapore 079903
Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-277227) and F-3 (No. 333-283739) of our report date March 28, 2025, relating to the consolidated financial statements of Mega Matrix Inc. in this Annual Report on Form 20-F for the year ended December 31, 2024.

We also consent to the reference to us under the caption “Experts” in the Registration Statements.

/s/ Audit Alliance LLP

Singapore

March 28, 2025